Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is effective as of the 19th day of May, 2024 (“Effective Date”), by and between Pineapple Energy Inc., a Minnesota corporation (“Company”) and Kyle Udseth (“Employee”).

Employee has been employed by the Company and desires to separate from employment.

In consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by Company and Employee, the parties agree as follows:

1.	Employee resigns from employment and his Board position effective May 17, 2024.

2.	The Employment Agreement dated December 5, 2022 is terminated. The Agreement is henceforth declared null and void and will have no further force or effect, with no provisions surviving.

3.	Employee will receive 4 months of severance, paid on the normal bi-weekly payroll schedule. In addition, Company will pay 4 months of the Employee’s COBRA premiums.

4.	Company agrees to defend, indemnify, and hold Employee harmless from and against any and all complaints, claims, or lawsuits against Company and its officers, employees, and agents provided that Employee cooperates in the defense of such claim. Company shall compensate Employee for his time and effort in complying with this provision.

Company:

By:

Roger Lacey

Chairman

Employee:

By:

Kyle Udseth